February 14, 1997


Board of Trustees
Cova Series Trust
One Tower Lane
Suite 3000
Oakbrook Terrace, IL 60181-4644


Re:  Opinion of Counsel - Cova Series Trust

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Post-Effective Amendment to a Registration Statement on Form N-1A with respect to Cova Series Trust.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are of the following opinions:

     1. Cova Series Trust ("Trust") is a valid and existing unincorporated voluntary association, commonly known as a business trust.

     2. The Trust is a business Trust created and validly existing pursuant to the Massachusetts Laws.

     3. All of the prescribed Trust procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Trust shares will have been complied with.

     4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Trust.

     You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

     We consent to the reference to our Firm under the caption "Legal Counsel" contained in the Statement of Additional Information which forms a part of the Registration Statement.

                                     Sincerely,

                                     BLAZZARD, GRODD & HASENAUER, P.C.


                                     By: /s/ RAYMOND A. O'HARA III
                                         -----------------------------
                                            Raymond A. O'Hara III